Exhibit 99.1

Release Immediately

04-08-R

HERCULES APPOINTS ALLEN SPIZZO VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER

Wilmington, DE, March 22, 2004...Hercules Incorporated (NYSE: HPC) announced today the appointment of Allen A. Spizzo as Vice President and Chief Financial Officer, effective immediately.

Mr. Spizzo most recently served as Vice President, Corporate Affairs, Strategic Planning and Corporate Development for the Company.

His experience with Hercules spans 25 years and includes a broad range of responsibilities in sales and marketing, mergers and acquisitions, and business management.

Mr. Spizzo was Group Vice President and CFO of Hercules’ divested Metton composite materials business from 1995 to 1997. He was named Vice President, Investor Relations and Strategic Planning of Hercules Incorporated in 2000 and assumed his most recent position in 2002.

Craig Rogerson, Hercules President and CEO, said: “I am pleased that the Board has approved Allen’s appointment following a thorough national search. I’ve worked with Allen for many years. He has extensive knowledge of our businesses, with a strong financial background and analytical skills. His experience and sound judgment will serve to strengthen even further the Company’s financial and reporting functions and its corporate governance program.”

He received an MBA degree in Finance from the University of Akron and a B.S. in Chemical Engineering from North Carolina State University.

# # #

Hercules manufactures and markets chemical specialties globally for making a variety of products for home, office and industrial markets. For more information, visit the Hercules website at www.herc.com.

Media Contact:	John S. Riley	(302) 594-6025
Investor Contact:	Allen A. Spizzo	(302) 594-6491